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                                                                   EXHIBIT 10.18



                       FINANCIAL PACIFIC INSURANCE COMPANY
                             SACRAMENTO, CALIFORNIA

                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                      Originally Effective: January 1, 1997


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                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997

                                    issued to

                       Financial Pacific Insurance Company
                             Sacramento, California


                                E. W. Blanch Co.
                              Reinsurance Services
                              3500 West 80th Street
                          Minneapolis, Minnesota 55431


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                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997

                                    issued to

                       Financial Pacific Insurance Company
                             Sacramento, California




             REINSURERS                                     PARTICIPATIONS

THROUGH MILLER REINSURANCE BROKERS NORTH AMERICA LTD.
Lloyd's Underwriters and Companies
  Per Signing Schedule(s)                                        100.0%

TOTAL                                                            100.0%


                                E. W. Blanch Co.
                              Reinsurance Services
                              3500 West 80th Street
                          Minneapolis, Minnesota 55431


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                                TABLE OF CONTENTS

ARTICLE                                                                  PAGE
      I     Classes of Business Reinsured                                   1
     II     Commencement and Termination                                    2
    III     Territory                                                       2
     IV     Exclusions                                                      3
      V     Retention and Limit                                             7
     VI     Reinstatement                                                   8
    VII     Definitions                                                     9
   VIII     Other Reinsurance                                              11
     IX     Claims and Loss Adjustment Expenses                            12
      X     Salvage and Subrogation                                        12
     XI     Premium                                                        13
    XII     Offset (BRMA 36C)                                              13
   XIII     Access to Records (BRMA 1D)                                    13
    XIV     Net Retained Liability                                         14
     XV     Errors and Omissions (BRMA 14F)                                14
    XVI     Taxes (BRMA 50B)                                               14
   XVII     Unauthorized Reinsurers                                        14
  XVIII     Insolvency                                                     15
    XIX     Arbitration (BRMA 6J)                                          16
     XX     Service of Suit (BRMA 49C)                                     17
    XXI     Intermediary (BRMA 23A)                                        18


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                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997

                                    issued to

                       Financial Pacific Insurance Company
                             Sacramento, California
                   (hereinafter referred to as the "Company")

                                       by

                   The Subscribing Reinsurer(s) Executing the
                     Interests and Liabilities Agreement(s)
                                 Attached Hereto
                  (hereinafter referred to as the "Reinsurer")


ARTICLE I - Classes OF BUSINESS REINSURED

A. By this Contract the Reinsurer agrees to reinsure the excess liability which may accrue to the Company under its policies, contracts and binders of insurance or reinsurance (hereinafter called "policies") in force at the effective date hereof or issued or renewed on or after that date, and classified by the Company as Commercial Multiple Peril (Section II) and Automobile Liability business (hereinafter referred to as "Casualty business") and Commercial Multiple Peril (Section I), Automobile Physical Damage and Inland Marine business (hereinafter referred to as "Property business"), subject to the terms, conditions and limitations hereinafter set forth.

B. It is understood that the classes of business reinsured under this Contract are deemed to include:

     1. Coverages required for non-resident drivers under the motor vehicle financial responsibility law or the motor vehicle compulsory insurance law or any similar law of any state or province, following the provisions of the Company's policies when they include or are deemed to include so-called "Out of State Insurance" provisions;

     2. Coverages required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.


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ARTICLE II - COMMENCEMENT AND TERMINATION

A. This Contract shall become effective on January 1, 1997, with respect to losses arising under policies allocated to underwriting years commencing on or after that date, and shall continue in force thereafter until terminated.

B. Either party may terminate this Contract on December 31, 1997 or any December 31 thereafter by giving the other party not less than 90 days prior notice by certified mail.

C. Unless the Company elects that the Reinsurer have no liability for losses occurring after the effective date of termination, and so notifies the Reinsurer prior to or as promptly as possible after the effective date of termination, reinsurance hereunder on business in force on the effective date of termination shall remain in full force and effect until expiration, cancellation or next premium anniversary of such business, whichever first occurs, but in no event beyond 12 months following the effective date of termination.

D. "Underwriting year" as used herein shall mean the period from January 1, 1997 through December 31, 1997, and each subsequent 12-month period shall be a separate underwriting year. All premiums and losses from policies allocated to an underwriting year shall be credited or charged, respectively, to such underwriting year, regardless of the date said premiums earn or such losses occur, it being understood that a policy will be allocated to the underwriting year which is in effect as of:

     1.   As respects all new policies, the effective date of such policies;

     2. As respects renewals of one year or less term policies, the renewal date of such policies;

     3. As respects continuous or greater than one year term policies, the premium anniversary date of such policies.

     Notwithstanding the foregoing, the policies in force on January 1, 1997, shall be allocated to the first underwriting year hereunder. Such policies shall remain in the same underwriting year, as originally allocated, until the next renewal date or premium anniversary date, at which time such policies shall be reallocated to the underwriting year in effect as of such date as provided in subparagraphs 2 and 3 above.


ARTICLE III - TERRITORY

This Contract shall only apply to policies issued to insureds domiciled in the United States of America, its territories and possessions, Puerto Rico and the District of Columbia; but this limitation shall not apply to losses if the Company's policies provide coverage outside the aforesaid territorial limits.


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ARTICLE IV - EXCLUSIONS

This Contract does not apply to and specifically excludes the following:

A.   The following General Exclusions:

     1. Business accepted by the Company as reinsurance from other insurers except Agency Reinsurance where risk underwriting and all servicing, including claim handling, is done by the Company.

     2. Any loss or liability accruing to the Company directly or indirectly from any insurance written by or through any pool or association including pools or associations in which membership by the Company is required under any statutes or regulations.

     3. Liability of the Company arising by contract, operation of law, or otherwise from its participation or membership, whether voluntary or involuntary, in any insolvency fund. "Insolvency Fund" includes any guarantee fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

     4. Any loss or damage which is occasioned by war, invasion, hostilities, acts of foreign enemies, civil war, rebellion, insurrection, military or usurped power, or martial law or confiscation by order of any government or public authority.

     5. Business written to apply in excess of a deductible or self-insured amount of more than $ 100,000 or business written to apply specifically in excess over underlying insurance. However, this exclusion shall not apply to Umbrella business.

     6.   Aviation liability including aerospace and satellite business.

     7. Workers' Compensation business, including Longshoremen's and Harbor Workers' Act and Jones Act.

     8. Kidnap and Ransom, Surety, Credit, Financial Guarantee or Fiduciary Insurance.

     9. Retail liquor law liability, except where liquor constitutes less than 50.0% of sales. Specifically excluded are bars and retail liquor stores.

     10. Insurance covering damages claims for the withdrawal, inspection, repair, replacement, or loss of use of the insured's products or of any property of which such products form


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          a part of, or if such products or property are withdrawn from the market or from use because of any known or suspected defect or deficiency therein.

     11. Liabilities for bodily injury, personal damage and/or property damage from asbestos and/or asbestos products, including but not limited to liability arising from the mining, manufacture, installation, transport, storage, habitation or use of materials, products or structure containing asbestos.

     12. Any loss or liability accruing to the Company arising out of the Employee Retirement Income Security Act of 1974 (ERISA), or amendments thereto.

     13.  Fidelity and Surety.

B.   The following Property Exclusions:

     1.   Insurance against earthquake, when written as such.

     2.   Insurance on growing crops.

     3. Insurance against flood, surface water, waves, tidal water or tidal wave, overflow of streams or other bodies of water or spray from any of the foregoing, all whether driven by wind or not, when written as such.

     4. Liability under coverage specifically afforded for loss or damages resulting from misappropriation, secretion, conversion, infidelity or any dishonest act on the part of the insured or other party of interest, his/her or their employees or agents, or any person or persons to whom merchandise may be entrusted (carriers for hire excepted).

     5. Liability under coverage afforded for loss or damage resulting from failure to account or pay for any goods or merchandise sold on credit, delivered under deferred payment agreements, consigned for sale, or delivered under any trust or floor plan agreements, except under standard accounts receivable policies.

     6.   Boiler and Machinery, when written as such.

     7. Mortgage impairment insurance and similar kinds of insurance, howsoever styled.

     8. Difference in conditions insurance and similar kinds of insurance, howsoever styled.

     9.   Risks which have a total insurable value of more than $250,000,000.

     10. Mobile homes, unless written as part of a commercial multiple peril policy.

     11. Loss and/or damage and/or costs and/or expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude payment of the cost of removing debris of property


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          damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company's property loss under the applicable original policy.

     12.  Satellites.

     13.  Ocean Marine when written as such.

     14. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Physical Damage Reinsurance" attached to and forming part of this Contract.

     15. Railroad business, specifically insurance for "line" or "track" operations of actual railroads.

     16. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, oil and gas pipelines, offshore oil and gas properties.

     17.  As respects aviation, hull and ingestion.

C.   The following Casualty Exclusions:

     1.   Watercraft liability except for boats less than 50 feet in length.

     2. All professional liability and/or malpractice insurance except as pertains to barber and beauty shops, funeral directors, druggists, opticians and optometrists.

     3. Liability insurance relating to products or completed operations involving the manufacture or importation of:

          a.   Cosmetics, hair or skin products;

          b.   Drugs, pharmaceuticals or agricultural chemicals;

          c. Aircraft, aircraft parts or aircraft engines, all motorized vehicles, or mobile equipment;

          d. Heavy machinery and equipment, home power tools, or oil drilling equipment;

     4. Liability insurance relating to premises or operations primarily involving:

          a. Aircraft or airports, as respects coverage for all liability arising out of the ownership, maintenance, or use of any aircraft or flight operations;

          b.   Amusement parks, carnivals, circuses, speed contests and racing;


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          c.   Manufacturing, packing, handling, shipping or storage of
               explosives, ammunitions, fuses, arms, magnesium, fireworks, nitroglycerine, celluloid, pyroxylin or explosive substances intended for use as an explosive;

          d. Gas or public utility companies, gas or public utility works, or gas lease operations;

          e. Production, refining, handling, shipping or storage of natural or artificial fuel gases, synthetic or coal or shale based fuel, butane, propane, gasoline or liquefied petroleum gas;

          f. Oil and gas risks, by which is meant drilling rigs, exploration risks, cracking plants, refineries and depots, and oil and gas pipelines;

          g. Railroad operations, specifically "line" or "on track" operations of actual railroads;

          h.   Ship building, ship repair yard, dry docks, stevedoring;

          i.   Tunneling, subway and underground mining;

          j.   Offshore or subaqueous work;

          k. Wrecking of structures over eight stories in height, or marine wrecking;

          l.   Ski resorts;

          m. Waste disposal and deposit sites, except when written in conjunction with either a refuse hauler or recycling account;

          n. Crane rentals without operators whose primary business is crane rentals;

          o. Scaffold installation, repair, removal or rental, unless incidental;

          p.   Existence, construction or maintenance of dams;

          q. Aerial crop dusting to include application of fertilizers, herbicides, pesticides;

          r.   Warehousemen's legal liability;

          s.   Automobile racing and racetracks;

          t.   Taxis;

          u.   Blasting contractors;


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          v.   Licensed roofing contractors whose primary business is such;

          w.   General contractors with revenues in excess of $50,000,000;

          x.   Wrap up construction projects.

     5. Nuclear risks as defined in the "Nuclear Incident Exclusion Clause - Liability-Reinsurance" attached to and forming part of this Contract.

     6. Pollution liability as excluded by the Company's policies. It is hereby warranted that any Commercial General Liability policy issued by the Company will include ISO pollution exclusion language.

     7. Any loss, cost, or expense arising out of any governmental direction or request that the insured test for, monitor, clean up, remove, contain, treat, detoxify or neutralize pollutants.

     If the Company provides insurance for an insured with respect to any premises, operations, products or completed operations listed in subparagraphs 3 and 4 of this paragraph, except subparagraphs 4(c) and 4(d), and if such premises, operations, products or completed operations constitute only a minor incidental part of the total premises, operations, products or completed operations of the insured, such exclusion(s) shall not apply.

     If the Company is bound, without the knowledge of and contrary to the instructions of the Company's supervisory underwriting personnel, on any business falling within the scope of one or more of the exclusions set forth in this paragraph, these exclusions, except those set forth in subparagraphs 2, 4(c), 4(d), 5, 6 and 7, shall be suspended with respect to such business until 30 days after an underwriting supervisor of the Company acquires knowledge of such business.


ARTICLE V - RETENTION AND LIMIT

A. Coverage A: As respects Casualty business subject to this Contract, the Company's retention and the Reinsurer's liability shall be determined as follows:

     1. As respects business with policy limits of $1,000,000 or less, the Company shall retain and be liable for the first $ 1,000,000 of ultimate net loss (whether involving any one or any combination of the casualty classes of business covered hereunder, regardless of the number of policies under which such loss is payable) as respects each insured, each occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $2,000,000 as respects any one insured, any one occurrence.


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     2.   As respects business with policy limits greater than $ 1,000,000, the
          Company shall retain and be liable for the first $5,000,000 of ultimate net loss (whether involving any one or any combination of the casualty classes of business covered hereunder, regardless of the number of policies under which such loss is payable) as respects each insured, each occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $2,000,000 as respects any one insured, any one occurrence.

B. Coverage B: As respects Property business subject to this Contract, the Company shall retain and be liable for the first $2,000,000 of ultimate net loss as respects any one risk, each loss occurrence. The Reinsurer shall then be liable for the amount by which such ultimate net loss exceeds the Company's retention, but the liability of the Reinsurer shall not exceed $2,000,000 as respects any one risk, each loss occurrence.

C. Coverage hereunder shall apply only in the event the Company sustains liability for extra contractual obligations and/or losses in excess of original policy limits, arising under policies written by the Company.

D. In the event that two or more policies covered under this Contract are involved in the same occurrence but allocated to different underwriting years, the amount to be retained by the Company for each underwriting year shall be reduced to the percentage that the Company's retained losses on the policies allocated to each underwriting year bears to the total of all the Company's retained losses contributing to the same occurrence. The indemnity and/or recovery shall be arrived at in the same manner.

E. The maximum policy limits shown in paragraphs A and B shall be extended to follow the Company's policy if the Company's ultimate net loss is greater than one or more of said amounts because its policy includes or is deemed to include:

     1.   So-called "Out of State Insurance" provisions;

     2. Limits of liability required under Section 30 of the Motor Carrier Act of 1980 and/or any amendments thereto.


ARTICLE VI - REINSTATEMENT

A. In the event all or any portion of the reinsurance hereunder is exhausted by loss, the amount so exhausted shall be reinstated immediately from the time the occurrence commences hereon. For each amount so reinstated the Company agrees to pay additional premium equal to the product of the following:

     1. The percentage of the occurrence limit reinstated (based on the ultimate net loss paid by the Reinsurer); times


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     2.   The earned reinsurance premium for the underwriting year in which the occurrence commences (exclusive of reinstatement premium).

B. Whenever the Company requests payment by the Reinsurer of any ultimate net loss hereunder, the Company shall submit a statement to the Reinsurer of reinstatement premium due the Reinsurer. If the earned reinsurance premium for the contract year has not been finally determined as of the date of any such statement, the calculation of reinstatement premium due shall be based on the annual deposit premium and shall be readjusted when the earned reinsurance premium for the contract year has been finally determined. Any reinstatement premium shown to be due the Reinsurer as reflected by any such statement (less prior payments, if any) shall be payable by the Company concurrently with payment by the Reinsurer of the requested loss. Any return reinstatement premium shown to be due the Company shall be remitted by the Reinsurer as promptly as possible after receipt and verification of the Company's statement.

C. Notwithstanding anything stated herein, the liability of the Reinsurer hereunder for ultimate net loss shall not exceed $2,000,000 as respects any one occurrence, nor shall it exceed $4,000,000 as respects all occurrences commencing during any one contract year.


Article VII - DEFINITIONS

A. "Ultimate net loss" as used herein is defined as the sum or sums paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Contract are not recoverable until the Company's ultimate net loss has been ascertained.

B. "Loss in excess of policy limits" and "extra contractual obligations" as used herein shall be defined as follows:

     1. "Loss in excess of policy limits" shall mean 100% of any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured's assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company's alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

     2. "Extra contractual obligations" shall mean 100% of any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against it by its insured, its insured's assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this


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          Contract. An extra contractual obligation shall be deemed to have occured on the same date as the loss covered or alleged to be covered under the policy.

     Notwithstanding anything stated herein, this Contract shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.

C. As respects Coverage A of Article V, "occurrence" as used herein is defined as an accident or occurrence or a series of accidents or occurrences arising out of or caused by one event. However, as respects policies where the Company's limit of liability for Products and Completed Operations coverages is determined on the basis of the insured's aggregate losses during a policy period, all such losses proceeding from or traceable to the same causative agency shall, at the Company's option, be deemed to have been caused by one occurrence commencing at the beginning of the policy period, it being understood and agreed that each renewal or annual anniversary date of the policy involved shall be deemed the beginning of a new policy period.

D. As respects Coverage B of Article V, the term "loss occurrence" shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one "loss occurrence" shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event, except that the term "loss occurrence" shall be further defined as follows:

     1. As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 72 consecutive hours arising out of and directly occasioned by the same event. However, the event need not be limited to one state or province or states or provinces contiguous thereto.

     2. As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an assured's premises by strikers, provided such occupation commenced during the aforesaid period.

     3. As regards earthquake (the epicentre of which need not necessarily be within the territorial confines referred to in the introductory portion of this paragraph ) and fire following directly occasioned by the earthquake, only those individual fire losses


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
          which commence during the period of 168 consecutive hours may be included in the Company's "loss occurrence."

     4. As regards "freeze," only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting frozen pipes and tanks) may be included in the Company's "loss occurrence."

     Except for those "loss occurrences" referred to in subparagraphs 1 and 2 above, the Company may choose the date and time when any such period of consecutive hours commences, provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss, and provided that only one such period of 168 consecutive hours shall apply with respect to one event.

     However, as respects those "loss occurrences" referred to in subparagraphs 1 and 2 above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more "loss occurrences," provided that no two periods overlap and no individual loss is included in more than one such period, and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

     No individual losses occasioned by an event that would be covered by 72 hours clauses may be included in any "loss occurrence" claimed under the 168 hours provision.

E. Loss adjustment expense means all costs and expenses allocable to a specific claim that are incurred by the Company in the investigation, appraisal, adjustment, settlement, litigation, defense or appeal of a specific claim, including court costs and costs of supersedeas and appeal bonds, and including 1) pre-judgment interest, unless included as part of the award or judgment; 2) post-judgment interest; 3) legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto; and 4) a pro rata share of salaries and expenses of Company field employees, and expenses of other Company employees who have been temporarily diverted from their normal and customary duties and assigned to the field adjustment of losses covered by this Contract. Loss adjustment expense does not include unallocated loss adjustment expense. Unallocated loss adjustment expense includes, but is not limited to, salaries and expenses of employees, other than (4) above, and office and other overhead expenses.

F.   The Company shall be the sole judge of what constitutes "one risk."

ARTICLE VIII - OTHER REINSURANCE

A. The Company shall maintain in force facultative certificates or semi-automatic facultative facilities that apply on an individual risk basis which cover indemnity loss and may or may not cover extra contractual obligations and loss in excess of policy limits in accordance with


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     the terms of the individual certificate or semi-automatic facultative facility. Recoveries under such reinsurance shall inure to the benefit of this Contract.

B. The Company shall be permitted to carry underlying reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Contract.


ARTICLE IX - CLAIMS AND LOSS ADJUSTMENT EXPENSES

A. Whenever a claim is reserved by the Company for an amount greater than its retention hereunder and/or whenever a claim appears likely to result in a claim under this Contract, the Company shall notify the Reinsurer. The Reinsurer shall have the right to participate, at its own expense, in the defense or control of any claim or suit or proceeding involving this reinsurance.

B. All claim settlements made by the Company, provided they are within the terms of this Contract, shall be binding upon the Reinsurer, and the Reinsurer agrees to pay all amounts for which it may be liable upon receipt of reasonable evidence of the amount paid by the Company.

C. In the event of loss hereunder, loss adjustment expenses incurred by the Company in connection therewith which do not reduce the Company's limit of liability under the policy involved shall be shared by the Company and the Reinsurer in the proportion the ultimate net loss paid or payable by the Reinsurer bears to the total loss paid or payable by the Company, prior to any reinsurance recoveries, but after deduction of all salvage, subrogation and other recoveries. However, if a verdict or judgment is reduced by any process other than by the trial court, resulting in an ultimate saving to the Reinsurer, or a judgment is reversed outright, the expenses incurred in securing such reduction or reversal shall be shared by the Company and the Reinsurer in the proportion that each benefits from such reduction or reversal, and the expenses incurred up to the time of the original verdict or judgment which do not reduce the Company's limit of liability under the policy involved shall be shared in proportion to each party's interest in such original verdict or judgment. The Reinsurer's liability for such loss adjustment expenses shall be in addition to its liability for ultimate net loss.


ARTICLE X - SALVAGE AND SUBROGATION

The Reinsurer shall be credited with salvage (i.e., reimbursement obtained or recovery made by the Company, less the actual cost, excluding salaries of officials and employees of the Company and sums paid to attorneys as retainer, of obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.


ARTICLE XI - PREMIUM

A. As premium for the reinsurance provided hereunder for each underwriting year, the Company shall pay the Reinsurer .2825 % of its net written premium for the underwriting year subject to an annual minimum premium of $130,000 for the underwriting year. However, in the event this Contract is terminated on a "cutoff" basis, the minimum premium for the final underwriting year shall be $65,000.

B. The Company shall pay the Reinsurer an annual deposit premium of $130,000 in four equal installments of $32,500 on, January 1, April 1, July 1 and October 1 of each underwriting year.

C. Within 45 days after the end of each underwriting year, the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for the underwriting year, computed in accordance with paragraph A, and if the premium so computed is greater than the previously paid minimum and deposit premium, the balance shall be remitted by the Company with its report.

D. "Net written premium" as used herein is defined as gross written premium of the Company for the classes of business reinsured hereunder, less cancellations and return premiums, and less premiums ceded by the Company for reinsurance which inures to the benefit of this Contract.


ARTICLE XII - OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of this Contract. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.


ARTICLE XIII - ACCESS TO RECORDS (BRMA 1D)

The Reinsurer or its designated representatives shall have access at any reasonable time to all records of the Company which pertain in any way to this reinsurance.

ARTICLE XIV - NET RETAINED LIABILITY

This Contract shall apply only to that portion of any insurance or reinsurance the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Contract), and in calculating the amount of any loss hereunder and the amount in excess of which this Contract attaches, only loss or losses with respect to that portion of any insurance or reinsurance the Company retains net for its own account shall be included. It is understood and agreed, however, that the Reinsurer's liability hereunder with respect to any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may be due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.


ARTICLE XV - ERRORS AND OMISSIONS (BRMA 14F)

Inadvertent delays, errors or omissions made in connection with this Contract or any transaction hereunder shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission is rectified as soon as possible after discovery.


ARTICLE XVI - TAXES (BRMA 50B)

In consideration of the terms under which this Contract is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XVII - UNAUTHORIZED REINSURERS

A. If the Reinsurer is unauthorized in any state of the United States of America or the District of Columbia, the Reinsurer agrees to fund its share of the Company's ceded outstanding loss and loss adjustment expense reserves by:

     1. Clean, irrevocable and unconditional letters of credit issued and confirmed, if confirmation is required by the insurance regulatory authorities involved, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of letters of credit and acceptable to said insurance regulatory authorities; and/or

     2.   Escrow accounts for the benefit of the Company; and/or

     3.   Cash advances;

     if, without such funding, a penalty would accrue to the Company on any financial statement it is required to file with the insurance regulatory authorities involved. The Reinsurer, at its sole option, may fund in other than cash if its method and form of funding are acceptable to the insurance regulatory authorities involved.

B. With regard to funding in whole or in part by letters of credit, it is agreed that each letter of credit will be in a form acceptable to insurance regulatory authorities involved, will be issued for a term of at least one year and will include an "evergreen clause," which automatically extends the term for at least one additional year at each expiration date unless written notice of non-renewal is given to the Company not less than 30 days prior to said expiration date. The Company and the Reinsurer further agree, notwithstanding anything to the contrary in this Contract, that said letters of credit may be drawn upon by the Company or its successors in interest at any time, without diminution because of the insolvency of the Company or the Reinsurer, but only for one or more of the following purposes:

     1. To reimburse itself for the Reinsurer's share of losses and/or loss adjustment expense paid under the terms of policies reinsured hereunder, unless paid in cash by the Reinsurer;

     2. To reimburse itself for the Reinsurer's share of any other amounts claimed to be due hereunder, unless paid in cash by the Reinsurer;

     3. To fund a cash account in an amount equal to the Reinsurer's share of any ceded outstanding loss and loss adjustment expense reserves funded by means of a letter of credit which is under non-renewal notice, if said letter of credit has not been renewed or replaced by the Reinsurer 10 days prior to its expiration date;

     4. To refund to the Reinsurer any sum in excess of the actual amount required to fund the Reinsurer's share of the Company's ceded outstanding loss and loss adjustment expense reserves, if so requested by the Reinsurer.

     In the event the amount drawn by the Company on any letter of credit is in excess of the actual amount required for B(1) or B(3), or in the case of B(2), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn.

ARTICLE XVIII - INSOLVENCY

A. In the event of the insolvency of the Company, this reinsurance shall be payable directly to the Company or to its liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company without diminution because of the insolvency of the Company or because the liquidator, receiver, conservator or statutory successor of the Company has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of a claim against the Company indicating the policy or bond reinsured which claim would involve a possible liability on the part of the Reinsurer within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Company or its liquidator, receiver, conservator or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to the approval of the Court, against the Company as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

B. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of this Contract as though such expense had been incurred by the Company.

C. It is further understood and agreed that, in the event of the insolvency of the Company, the reinsurance under this Contract shall be payable directly by the Reinsurer to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118(a) of the New York Insurance Law or except (a) where this Contract specifically provides another payee of such reinsurance in the event of the insolvency of the Company or (b) where the Reinsurer with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of the Reinsurer to the payees under such policies and in substitution for the obligations of the Company to such payees.

D. Any hold harmless and indemnity agreement affecting payment under this Contract shall be considered an endorsement to and therefore part of this Contract, irrespective of any language to the contrary. Any indemnitee shall be considered a "payee" within this Article. In no event shall any reinsurer have double indemnity for any loss or expense under this Contract, it being the intent that any payments by the reinsurer to any payee as provided herein shall not be subject to and also collectible in any liquidation or similar proceeding.


Article XIX - ARBITRATION (BRMA 6J)

A. As a condition precedent to any right of action hereunder, in the event of any dispute or difference of opinion hereafter arising with respect to this Contract, it is hereby mutually agreed that such dispute or difference of opinion shall be submitted to arbitration. One Arbiter shall be chosen by the Company, the other by the Reinsurer, and an Umpire shall be chosen by the two Arbiters before they enter upon arbitration, all of whom shall be active or retired disinterested executive officers of insurance or reinsurance companies or Lloyd's London Underwriters. In the event that either party should fail to choose an Arbiter within 30 days following a written request by the other party to do so, the requesting party may choose two Arbiters who shall in turn choose an Umpire before entering upon arbitration. If the two Arbiters fail to agree upon the selection of an Umpire within 30 days following their appointment, each Arbiter shall nominate three candidates within 10 days thereafter, two of whom the other shall decline, and the decision shall be made by drawing lots.

B. Each party shall present its case to the Arbiters within 30 days following the date of appointment of the Umpire. The Arbiters shall consider this Contract as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law. The decision of the Arbiters shall be final and binding on both parties; but failing to agree, they shall call in the Umpire and the decision of the majority shall be final and binding upon both parties. Judgment upon the final decision of the Arbiters may be entered in any court of competent jurisdiction.

C. If more than one reinsurer is involved in the same dispute, all such reinsurers shall constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the reinsurers constituting one party, provided, however, that nothing herein shall impair the rights of such reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the reinsurers participating under the terms of this Contract from several to joint.

D. Each party shall bear the expense of its own Arbiter, and shall jointly and equally bear with the other the expense of the Umpire and of the arbitration. In the event that the two Arbiters are chosen by one party, as above provided, the expense of the Arbiters, the Umpire and the arbitration shall be equally divided between the two parties.

E. Any arbitration proceedings shall take place at a location mutually agreed upon by the parties to this Contract, but notwithstanding the location of the arbitration, all proceedings pursuant hereto shall be governed by the law of the state in which the Company has its principal office.


ARTICLE XX - SERVICE OF SUIT (BRMA 49C)

(Applicable if the Reinsurer is not domiciled in the United States of America, and/or is not authorized in any State, Territory or District of the United States where authorization is required by insurance regulatory authorities)

A. It is agreed that in the event the Reinsurer fails to pay any amount claimed to be due hereunder, the Reinsurer, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer's rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States.

B. Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, the Reinsurer hereby designates the party named in its Interests and Liabilities Agreement, or if no party is named therein, the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract.


ARTICLE XXI - INTERMEDIARY (BRMA 23A)

E. W. Blanch Co. is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premium, return premium, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through E. W. Blanch Co., Reinsurance Services, 3500 West 80th Street, Minneapolis, Minnesota 55431. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.


IN WITNESS WHEREOF, the Company by its duly authorized representative has executed this Contract as of the date undermentioned at:

Sacramento, California, this ___ day of __________________________________ 199_.

                      -------------------------------------
                      Financial Pacific Insurance Company

    U.S.A.
    ------

       NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL DAMAGE - REINSURANCE

     1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and either as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

     2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:


     I. Nuclear reactor power plants including all auxiliary property on the site, or

     II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

     III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

     IV. Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

     3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate

     (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

     (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after lst January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

     4. Without in any way restricting the operations of paragraphs (1), (2) and
(3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

     5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

     6. The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

     7. Reassured to be sole judge of what constitutes:

          (a)  substantial quantities, and

          (b)  the extent of installation, plant or site.

Note.-Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that

          (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

          (b) with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

U.S.A.

           NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE (Approved by Lloyd's Underwriters' Fire and Non-Marine Association)

     (1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

     (2) Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

     LIMITED EXCLUSION PROVISION.*

          I. It is agreed that the policy does not apply under any liability coverage, to (injury, sickness, disease, death or destruction with respect to which an insured under the (bodily injury or property damage policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

          II. Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

          III. The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either (a) become effective on or after 1st May, 1960, or (b) become effective before that date and contain the Limited Exclusion Provision set out above; provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

     (3) Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

     Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

     BROAD EXCLUSION PROVISION.*

It is agreed that the policy does not apply:

          I. Under any Liability Coverage to (injury, sickness, disease, death or destruction (bodily injury or property damage

               (a) with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

               (b) resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or
                    (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

          II. Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief first aid, to expenses incurred with respect to bodily injury, sickness, disease or death, bodily injury resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

          III. Under any Liability Coverage to injury, sickness, disease, death or destruction bodily injury or property damage resulting from the hazardous properties of nuclear material, if

               (a) the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

               (b) the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

               (c) the injury, sickness, disease, death or destruction arises out of the furnishing by an insured bodily injury or property damage of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility property damage to such nuclear facility and any property there at.

          IV.  As used in this endorsement:

               "hazardous properties" include radioactive, toxic or explosive properties; "nuclear material" means source material, special nuclear material or byproduct material; "source material", "special nuclear material", and "byproduct material" have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; "spent fuel" means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; "waste" means any waste material (1) containing byproduct material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof, "nuclear facility" means

               (a)  any nuclear reactor,

               (b) any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

               (c) any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

               (d) any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; "nuclear reactor" means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material; ( With respect to injury to or destruction of property, the word "injury" or "destruction" "property damage" includes all forms of radioactive contamination of property.

          V. The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

               (i) Garage and Automobile Policies issued by the Reassured on New York risks, or

               (ii) statutory liability insurance required under Chapter 90,
                    General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

     (4) Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters' Association of the Independent Insurance Conference of Canada.


NOTE. The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply on relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

                       INTERESTS AND LIABILITIES AGREEMENT

                                       of

                     Certain Underwriting Members of Lloyd's
                  shown in the Signing Schedule attached hereto
            (hereinafter referred to as the "Subscribing Reinsurer")

                               with respect to the

                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997

                         issued to and duly executed by

                       Financial Pacific Insurance Company
                             Sacramento, California


The Subscribing Reinsurer hereby accepts a 64.27% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective on January 1, 1997, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In any action, suit or proceeding to enforce the Subscribing Reinsurer's obligations under the attached Contract, service of process may be made upon Mendes & Mount, 725 South Figueroa Street, Suite 1990, Los Angeles, California 90017.

Signed for and on behalf of the Subscribing Reinsurer in the Signing Schedule attached hereto.

                       INTERESTS AND LIABILITIES AGREEMENT

                                       of

                           Certain Insurance Companies
                shown in the Signing Schedule(s) attached hereto
            (hereinafter referred to as the "Subscribing Reinsurer")

                               with respect to the

                            CONTINGENT EXCESS OF LOSS
                              REINSURANCE CONTRACT
                           EFFECTIVE: JANUARY 1, 1997

                         issued to and duly executed by

                       Financial Pacific Insurance Company
                             Sacramento, California


The Subscribing Reinsurer hereby accepts a 35.73% share in the interests and liabilities of the "Reinsurer" as set forth in the attached Contract captioned above.

This Agreement shall become effective on January 1, 1997, and shall continue in force until terminated in accordance with the provisions of the attached Contract.

The Subscribing Reinsurer's share in the attached Contract shall be separate and apart from the shares of the other reinsurers, and shall not be joint with the shares of the other reinsurers, it being understood that the Subscribing Reinsurer shall in no event participate in the interests and liabilities of the other reinsurers.

In any action, suit or proceeding to enforce the Subscribing Reinsurer's obligations under the attached Contract, service of process may be made upon Mendes & Mount, 725 South Figueroa Street, Suite 1990, Los Angeles, California 90017.

The following Article shall apply to the Subscribing Reinsurer's share in the attached Contract, in lieu of the provisions of Article XVII - Unauthorized Reinsurers - of the Contract:

     "ARTICLE XVII - LOSS RESERVES

     (Applicable only if the Reinsurer cannot qualify for credit by any state or any other governmental authority having jurisdiction over the Company's loss reserves.)

     A. As regards policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that, when it shall file with the Insurance Department or set up on its books reserves for losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such loss reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees that it will apply for and secure delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued and confirmed, if confirmation is required by the regulatory authority(ies) having jurisdiction over the Company's loss reserves, by a bank or banks meeting the NAIC Securities Valuation Office credit standards for issuers of Letters of Credit and which is (are) acceptable to said regulatory authority(ies), in an amount equal to the Reinsurer's proportion of reserves in respect of known outstanding losses that have been reported to the Reinsurer and allocated loss expenses relating thereto as shown in the statement prepared by the Company. Under no circumstances shall any amount relating to reserves in respect of Incurred But Not Reported losses be included in the amount of the Letter of Credit.

     B. The Letter of Credit shall be in a form acceptable to insurance regulatory authority(ies) having jurisdiction over the Company's loss reserves, shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date the issuing bank shall notify the Company by registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period. An issuing bank, not a member of the federal reserve system or not chartered in New York State, shall provide sixty (60) days notice to the Company prior to any expiration in the event of non-extension.

     C. Notwithstanding any other provision of this Contract, the Company or its successors in interest may draw upon such credit at any time, without diminution because of the insolvency of the Company or of the Reinsurer, for one or more of the following purposes only:

          1. To pay the Reinsurer's share or to reimburse the Company for the Reinsurer's share of any loss reinsured by this Contract, the payment of which has been agreed by the Reinsurer and which has not been otherwise paid;

          2. To make refund of any sum which is in excess of the actual amount required to pay the Reinsurer's share of any liability reinsured by this Contract;

          3. In the event of expiration of the Letter of Credit as provided for above, to establish deposit of the Reinsurer's share of known and reported outstanding losses and allocated expenses relating thereto under this Contract. Such cash deposit shall be held in an interest bearing account separate from the Company's other assets, and interest thereon shall accrue to the benefit of the Reinsurer.

          The issuing bank shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

     D. At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement, for the sole purpose of amending the Letter of Credit, of the Reinsurer's share of known and reported outstanding losses and allocated expenses relating thereto. If the statement shows that the Reinsurer's share of such losses and allocated loss expenses exceeds the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment of the Letter of Credit increasing the amount of credit by the amount of such difference. If, however, the statement shows that the Reinsurer's share of known and reported outstanding losses plus allocated loss expenses relating thereto is less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit."

Signed for and on behalf of the Subscribing Reinsurer in the Signing Schedule(s) attached hereto.

        SIGNING PAGE ATTACHING TO AND FORMING PART OF THE INTERESTS AND
                             LIABILITIES AGREEMENT
                 CONTINGENT EXCESS OF LOSS REINSURANCE CONTRACT
                         ISSUED TO AND DULY EXECUTED BY
                      FINANCIAL PACIFIC INSURANCE COMPANY
                             SACRAMENTO, CALIFORNIA

                                      AND

                      REINSURERS AS PER FOLLOWING SCHEDULE
       The Underwriters who are signatories hereto, each for the proport on underwritten and not for another, namely,


                             SCHEDULE OF REINSURERS

Percentage             Name                                 Number       Reference
----------             ----                                 ------       ---------
 11.91%        Terra Nova Insurance Company Limited.        T3902       097BL11705AA
                                                                        94L09A8CACY

 23.82%        St. Paul Reinsurance Co. Ltd.                N0435       000661971AXC

We, the subscribing Reinsurers hereby bind ourselves to the Reinsured for the performance of this reinsurance contract.

The subscribing Reinsurers' obligations under this contract are several and not joint and are limited solely to the extent of their individual signed subscriptions. The subscribing Reinsurers are not responsible for the subscription of any co-subscribing Reinsurer who for any reason does not satisfy all or part of its obligations.

In witness whereof the name of the Chief Executive of the LONDON INTERNATIONAL INSURANCE AND REINSURANCE MARKET ASSOCIATION ("LIRMA") is subscribed on behalf of each of the LIRMA companies and such companies not being members of LIRMA who are participating in a qualifying consortium arrangement with LIRMA members in accordance with the Memorandum and Articles of Association of LIRMA.



Signed  /s/ Mari Louise Rossi
       ----------------------------------
         Chief Executive

                                                                 97032000 52 124
LIRMA1